Filed Pursuant to Rule 433

Registration No. 333-202524

November 30, 2015

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

ETF Underlying Supplement dated March 5, 2015)

HSBC USA Inc.

Autocallable Yield Notes

Linked to the iShares® NASDAQ Biotechnology ETF

▶	Autocallable Yield Notes Linked to the iShares® NASDAQ Biotechnology ETF
▶	Maturity of approximately three years
▶	Semi-annual coupon payments at a rate of at least 5.50% per annum (equivalent to a semi-annual rate of at least 2.75%) (to be determined on the Pricing Date)
▶	Callable semi-annually at the principal amount plus the applicable coupon if the closing price of the reference asset on any observation date is greater than or equal to its initial price
▶	If the notes are not called, full exposure to declines in the reference asset if the return of the reference asset is less than -40%
▶	If the notes are not called, repayment of principal at maturity if the return of the reference asset is not below -40%
▶	If the return is less than -40%, you will receive shares of the Reference Asset; in that case, you will lose all or a portion of your principal amount.
▶	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Yield Notes (each a “note” and collectively the “notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the notes. HSBC Securities (USA) Inc. will purchase the notes from us for distribution to other registered broker-dealers or will offer the notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the notes on the Pricing Date is expected to be between $950 and $990 per note, which will be less than the price to public. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount in connection with the distribution of the notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Autocallable Yield Notes

Linked to the iShares® NASDAQ Biotechnology ETF

Indicative Terms*

Principal Amount	$1,000 per note
Term	Approximately three years
Reference Asset	The iShares® NASDAQ Biotechnology ETF (“IBB”) (Ticker: IBB)
Call Feature	The notes will be automatically called if the Official Closing Price of the Reference Asset is greater than or equal to the Initial Price on any semi-annual Observation Date. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to 100% of the Principal Amount, together with the final coupon payment on the corresponding Coupon Payment Date (the “Call Payment Date”).
Coupon Rate	At least 5.50% per annum (equivalent to a semi-annual rate of least 2.75%). The actual Coupon Rate will be determined on the Pricing Date.
Barrier Price	-40%
Physical Delivery Amount	A number of shares of the Reference Asset calculated by dividing the Principal Amount by the Initial Price of the Reference Asset. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Reference Asset.
Final Settlement Value

Unless the notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

If the Final Price is greater than or equal to the Barrier Price:

$1,000.

If the Final Price is less than the Barrier Price:

you will receive the Physical Delivery Amount in shares of the Reference Asset.

Reference Return	Final Price – Initial Price Initial Price
Initial Price	See page FWP-4
Final Price	See page FWP-4
Pricing Date	December , 2015
Trade Date	December , 2015
Original Issue Date	December , 2015
Final Valuation Date†	December , 2018
Maturity Date†	December , 2018
CUSIP/ISIN	40433UEU6 / US40433UEU60

* As more fully described on page FWP-4.

†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.

The Notes

These Autocallable Yield Notes may be suitable for investors who believe that the Reference Asset will not depreciate significantly over the term of the notes and who seek fixed semi-annual coupon payments as long as the Notes are not automatically called.

If the Official Closing Price of the Reference Asset is greater than or equal to the Initial Price on any Observation Date, your notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable coupon on the corresponding Call Payment Date.

If the notes are not automatically called and the Final Price is greater than or equal to the Barrier Price, you will receive a Payment at Maturity equal to the Principal Amount, together with the final coupon.

If the notes are not automatically called and the Final Price is less than the Barrier Price, we will deliver to you shares of the Reference Asset that are worth less than the Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Reference Return.

The offering period for the notes is through December , 2015

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Illustration of Payment Scenarios

Your payment on the notes will depend on whether the notes have been automatically called, whether the Official Closing Price of the Reference Asset on an Observation Date is greater than or equal to the Initial Price, and whether the Final Price is greater than or equal to the Barrier Price. If your notes are not automatically called, you will lose some or all of your Principal Amount at maturity if the Final Price is less than the Barrier Price. Even with any coupons that are paid, your yield on an investment in the notes may be negative.

Information about the Reference Asset

iShares® NASDAQ Biotechnology ETF
The IBB seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NASDAQ Biotechnology Index®.

The graph above illustrates the daily performance of the Reference Asset from January 1, 2008 through November 23, 2015. The closing prices in the graph above were obtained from the Bloomberg Professional® service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “The iShares® NASDAQ Biotechnology ETF” on page FWP-13. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Autocallable Yield Notes Linked to the iShares® NASDAQ Biotechnology ETF

This free writing prospectus relates to a single offering of Autocallable Yield Notes. The notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and ETF Underlying Supplement. If the terms of the notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo dividend payments during the term of the notes and, if the notes are not automatically called and the Reference Return is less than -40%, lose up to 100% of your principal. In addition, the payment at maturity will not exceed the sum of the Principal Amount and the final coupon payment, if payable.

This free writing prospectus relates to an offering of notes linked to the performance of the Market Vectors® Gold Miners ETF (the “Reference Asset”). The purchaser of a note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per note
Reference Asset:	The iShares® NASDAQ Biotechnology ETF (Ticker: IBB)
Trade Date:	December , 2015
Pricing Date:	December , 2015
Original Issue Date:	December , 2015
Final Valuation Date:	December , 2018, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, and expected to be December , 2018. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Call Feature:	If the Official Closing Price of the Reference Asset is greater than or equal to the Initial Price on any Observation Date, the notes will be automatically called, and you will receive the Principal Amount plus the applicable coupon on the corresponding Coupon Payment Date (the “Call Payment Date”).
Coupon Rate:	At least 5.50% per annum (equivalent to a semi-annual rate of least 2.75%). The actual Coupon Rate will be determined on the Pricing Date.
Coupon Payment Dates:	The calendar day of each June and December, starting on June , 2016 and ending on the Maturity Date. Coupon Payment Dates are subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Observation Dates:	The third scheduled trading day prior to the applicable Coupon Payment Date. Observation Dates are subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Payment at Maturity:	Unless the notes are automatically called, on the Maturity Date, for each note, we will pay you the Final Settlement Value and the final coupon.
Final Settlement Value:

Unless the notes are automatically called, if the Final Price is greater than or equal to the Barrier Price, you will receive $1,000 per $1,000 Principal Amount of notes.

Unless the notes are automatically called, if the Final Price is less than the Barrier Price, you will receive the Physical Delivery Amount in shares of the Reference Asset.

Under these circumstances, you will lose 1% of the Principal Amount of your notes for each percentage point that the Reference Return declines beyond 0%. If the Final Price is less than the Barrier Price, you will lose a significant portion, and could lose all, of your Principal Amount. Even with any coupons that are paid, your yield on an investment in the notes may be negative.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Barrier Price:	-40%
Initial Price:	The Official Closing Price of the Reference Asset on the Pricing Date.

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Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Official Closing Price:	The closing price of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the price displayed on Bloomberg Professional® service page “IBB <EQUITY>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable (subject to adjustment as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement”).
Form of Notes:	Book-Entry
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40433UEU6 / US40433UEU60
Estimated Initial Value:	The Estimated Initial Value of the notes will be less than the price you pay to purchase the notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the notes in the secondary market, if any.”

The Trade Date, the Pricing Date, the Observation Dates, the Coupon Payment Dates, and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

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GENERAL

This free writing prospectus relates to an offering of notes linked to the Reference Asset. The purchaser of a note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015, and the ETF Underlying Supplement dated March 5, 2015. If the terms of the notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The notes will be automatically called if the Official Closing Price of the Reference Asset is greater than or equal to the Initial Price on any Observation Date. If the notes are automatically called, investors will receive on the corresponding Call Payment Date, a cash payment per $1,000 Principal Amount equal to 100% of the Principal Amount, together with the applicable coupon.

Coupon

We will pay a semi-annual coupon payment on a Coupon Payment Date of at least 5.50% per annum (at least $27.50 per $1,000 of Principal Amount paid semi-annually on the applicable Coupon Payment Date). The actual Coupon Rate will be determined on the Pricing Date.

Maturity

Unless the notes are automatically called, on the Maturity Date, for each note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Final Price is greater than or equal to the Barrier Price, you will receive $1,000 per $1,000 Principal Amount.

If the Final Price is less than the Barrier Price, you will receive the Physical Delivery Amount in shares of the Reference Asset.

Under these circumstances, you will lose 1% of the Principal Amount of your notes for each percentage point that the Reference Return declines beyond 0%. You should be aware that if the Final Price is less than the Barrier Price, you will lose some or all of your Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

Reference Issuer

iShares, Inc. is the reference issuer.

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INVESTOR SUITABILITY

The notes may be suitable for you if:

▶	You seek a semi-annual coupon equal to the Coupon Rate of at least 5.50% per annum (to be determined on the Pricing Date).

▶	You are willing to receive shares of the Reference Asset as payment on the nots if the Reference Return is less than the Barrier Price.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis if the notes are not automatically called and the Reference Return is less than -40%.

▶	You are willing to hold notes that will be automatically called on any Observation Date on which the Official Closing Price of the Reference Asset is greater than or equal to the Initial Price, or you are otherwise willing to hold the notes to maturity.

▶	You are willing to be exposed to the possibility of early redemption.

▶	You are willing to accept the risk and return profile of the notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are willing to forgo dividends or other distributions paid to the holders of the Reference Asset or the stocks held by the Reference Asset.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the notes.

The notes may not be suitable for you if:

▶	You do not seek a semi-annual coupon equal to the Coupon Rate of at least 5.50% per annum (to be determined on the Pricing Date).

▶	You are not willing to receive shares of the Reference Asset as payment on the notes if the Reference Return is less than the Barrier Price.

▶	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis if the notes are not automatically called and the Reference Return is less than -40%.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You seek an investment that provides full return of principal.

▶	You are unable or unwilling to hold notes that will be automatically called on any Observation Date on which the Official Closing Price of the Reference Asset is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the notes to maturity.

▶	You are unwilling to be exposed to the possibility of early redemption.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid to the holders of the Reference Asset or the stocks held by the Reference Asset.

▶	You seek an investment for which there will be an active secondary market.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying ETF Underlying Supplement. Investing in the notes is not equivalent to investing directly in the Reference Asset or any of the stocks held by the Reference Asset. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the notes may result in a loss.

If your notes are not automatically called, you will be fully exposed to the decline in the Final Price from the Initial Price if the Final Price is less than the Barrier Price. Accordingly, if the Reference Return is less than -40%, your Payment at Maturity will be significantly less than the Principal Amount of your notes. You may lose up to 100% of your Principal Amount at maturity if the Final Price is less than the Barrier Price. Even with any coupons that are paid, your yield on an investment in the notes may be negative.

Your return on the notes is limited to the principal amount plus the Coupons, regardless of any appreciation in the price of the Reference Asset.

For each note, you will only receive $1,000 at maturity plus the coupon if the Final Price is greater than or equal to the Barrier Price, regardless of any appreciation in the price of the Reference Asset, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Asset during the term of the notes.

The amount payable on the notes is not linked to the price of the Reference Asset at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the notes will be based on the Official Closing Price of the Reference Asset on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. If the notes are not called, even if the price of the Reference Asset is greater than or equal to the Barrier Price during the term of the notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Barrier Price, the Payment at Maturity will be significantly less than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decrease. Although the actual price of the Reference Asset on the Maturity Date or at other times during the term of the notes may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Reference Asset on the Final Valuation Date.

The notes are subject to the credit risk of HSBC USA Inc.

The notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. All payments to be made on the notes, including coupons and any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

The performance and market value of the Reference Asset during periods of market volatility may not correlate with the performance of the Underlying Index as well as the net asset value per share of the Reference Asset.

During periods of market volatility, securities underlying the Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Asset. As a result, under these circumstances, the market value of shares of the Reference Asset may vary substantially from the net asset value per share of the Reference Asset. For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of the Underlying Index as well as the net asset value per share of the Reference Asset, which could materially and adversely affect the value of the notes in the secondary market and/or reduce your payment at maturity.

Changes that affect the Reference Asset will affect the market value of the notes and the amount you will receive at maturity.

The policies of the reference issuer of the Reference Asset concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference issuer takes account of certain changes affecting those constituents may affect the price of the Reference Asset. The policies of the reference issuer with respect to the calculation of the Reference Asset could also affect the price of the Reference Asset. The reference issuer may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the value of the notes.

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The notes may be automatically called prior to the Maturity Date.

If the notes are automatically called early, the holding period over which you may receive coupon payments could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

The notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the payments due on the notes.

The Estimated Initial Value of the notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the notes in the secondary market, if any.

The Estimated Initial Value of the notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you. We will determine the value of the embedded derivatives in the notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time.

The price of your notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the notes and the costs associated with structuring and hedging our obligations under the notes. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

If we were to repurchase your notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 17 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the notes based on changes in market conditions and other factors that cannot be predicted.

If the Physical Delivery Amount is paid on the Notes, you will be subject to the price fluctuation of the Reference Asset after the Final Valuation Date.

If the Reference Return is less than the Barrier Price, we will deliver to you at maturity the Physical Delivery Amount in shares of the Reference Asset. The value of those shares may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Reference Asset or that there will be liquidity in that trading market.

The notes lack liquidity.

The notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the notes.

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Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Risks associated with the biotechnology and pharmaceutical industries.

The IBB invests in biotechnology and pharmaceutical companies. Market or economic factors impacting biotechnology and pharmaceutical companies and companies that rely heavily on the healthcare industry could have a major effect on the value of the IBB’s investments. The healthcare sector may be affected by government regulations and government healthcare programs, increases or decreases in the cost of medical products and services and product liability claims, among other factors. Many healthcare companies are heavily dependent on patent protection, and the expiration of a patent may adversely affect their profitability. Healthcare companies are subject to competitive forces that may result in price discounting, and may be thinly capitalized and susceptible to product obsolescence. Companies in the pharmaceuticals industry may be affected by industry competition, dependencies on a limited number of products, obsolescence of products, government approvals and regulations, loss or impairment of intellectual property rights and litigation regarding product liability. As a result, the IBB will be more volatile than an exchange-traded fund whose sector(s) is more diversified.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the actual Final Price. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not expected to be the actual Initial Price. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your notes. The payments on the notes may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The following table and examples indicate how the coupon and Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the notes. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Note” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount of notes to $1,000. The potential returns described here assume that your notes are held to maturity. You should consider carefully whether the notes are suitable to your investment goals. The following examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Price*:	$20.00

▶	Hypothetical Physical Delivery Amount:	50 shares

▶	Barrier Price:	$12.00 (60% of the Initial Price)

▶	Hypothetical Coupon Rate*:	5.50% per annum (2.75% for each semi-annual period in which it is payable). Using this hypothetical Coupon Rate, if the notes are not automatically called, the coupon paid over the term of the notes would total $165.00 per $1,000 Principal Amount of notes.

*The actual Initial Price and Coupon Rate will be determined on the Pricing Date.

Summary of the Examples

	Notes Are Called on an Observation Date	Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3
Initial Price	$20	$20	$20
Barrier Price	$12	$12	$12
Official Closing Price / Percentage Change on the First Observation Date	$15/-25%	$15/-25%	$11/-45%
Official Closing Price / Percentage Change on the Second Observation Date	$16/-20%	$11/-45%	$11/-45%
Official Closing Price / Percentage Change on the Third Observation Date	$17/-15%	$11/-45%	$10/-50%
Official Closing Price / Percentage Change on the Fourth Observation Date	$21/5%	$11/-45%	$11/-45%
Official Closing Price / Percentage Change on the Fifth Observation Date	N/A	$11/-45%	$11/-45%
Official Closing Prices / Percentage Changes on the Final Valuation Date	N/A	$16/-20%	$11/-45%
Coupon Payment Amounts over the Term of the Notes	4 x $27.50 = $110.00	6 x $27.50 = $165.00	6 x $27.50 = $165.00
Final Settlement Value	N/A	$1,000	$1,000 + $1,000 x -40% = $600.00
Return of the Notes	11.00%	16.50%	-23.50%

FWP-11

Example 1—The Official Closing Price of the Reference Asset on the fourth Observation Date is greater than or equal to the Initial Price.

Because the Official Closing Price of the Reference Asset on the fourth Observation Date is greater than or equal to the Initial Price, the notes will be called and you will receive $1,027.50 per note, reflecting the Principal Amount plus the coupon. When added to the coupon payments of $82.50 received in respect of the prior Observation Dates, we will have paid you a total of $1,110.00 per note, resulting in a 11.00% return on the notes.

Example 2— The notes are not called, the Final Price is greater than or equal to the Barrier Price.

Because the Final Price is greater than or equal to the Barrier Price, you will receive $1,000 per $1,000 in Principal Amount. When added to the coupon payments of $165.00 received in respect of prior Observation Dates and the Final Valuation Date, we will have paid you a total of $1,165.00 per note, resulting in a 16.50% return on the notes.

Example 3— The notes are not called, the Final Price is less than the Barrier Price.

Because the Reference Return is less than the Barrier Price of -40%, the Final Settlement Value would be the Physical Delivery Amount per $1,000 Principal Amount of notes, calculated as follows:

$1,000/$20 = 50 shares of the Reference Asset x -40% = 30 shares of the Reference Asset

When added to the coupon payments of $137.50 received in respect of prior Observation Dates and the Final Valuation Date, we will deliver to you the Physical Delivery Amount in shares of the Reference Asset plus $137.50 per note, resulting in a -23.50% return on the notes.

If the notes are not called and the Final Price is less than the Barrier Price, you will be exposed to any decrease in the price of the Reference Asset on a 1:1 basis and could lose up to 100% of your principal at maturity. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

FWP-12

The iShares® NASDAQ Biotechnology ETF (“IBB”)

Information concerning the iShares® NASDAQ Biotechnology ETF (“IBB”) filed with the SEC by iShares under the Investment Company Act can be located by reference to SEC file number 811-09729. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this document. Neither we nor our affiliates has undertaken any independent review or due diligence of such information.

“iShares®” and BlackRock® are registered trademarks of BlackRock®, Inc. and its affiliates (“BlackRock®”). BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® funds. Neither BlackRock® nor the iShares® funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® funds.

iShares consists of numerous separate investment portfolios, including the IBB. The IBB seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NASDAQ Biotechnology Index®. The IBB typically earns income from dividends from securities held by the IBB. These amounts, net of expenses and taxes (if applicable), are passed along to the IBB’s shareholders as “ordinary income.” In addition, the IBB realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the IBB will be calculated based only on the share price of the IBB, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the IBB or any equivalent payments.

The shares of the IBB trade on the NASDAQ Stock Market (“Nasdaq”) under the symbol “IBB.”

NASDAQ Biotechnology Index®

The NASDAQ Biotechnology Index® is calculated, published and disseminated by NASDAQ OMX, and is designed to measure the performance of NASDAQ-listed companies that are classified according to the Industry Classification Benchmark as either biotechnology or pharmaceuticals which also meet other eligibility criteria determined by NASDAQ OMX. We have derived all information relating to the NASDAQ Biotechnology Index®, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of and is subject to change by, NASDAQ OMX. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. NASDAQ OMX has no obligation to continue to publish, and may discontinue or suspend the publication of the NASDAQ Biotechnology Index® at any time.

The NASDAQ Biotechnology Index® is calculated under a modified capitalization-weighted methodology.  On November 1, 1993, the NASDAQ Biotechnology Index® began with a base of 200.00.  To be eligible for inclusion in the NASDAQ Biotechnology Index®, a security must be listed on The NASDAQ Stock Market. Eligibility for the NASDAQ Biotechnology Index® is limited to specific security types only. The security types eligible for the NASDAQ Biotechnology Index® include common stocks, ordinary shares, American Depositary Receipts, and shares of beneficial interest or limited partnership interests. Securities must meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);
•	the issuer of the security must be classified according to the Industry Classification Benchmark as either Biotechnology or Pharmaceuticals;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have a market capitalization of at least $200 million;
•	the security must have an average daily trading volume of at least 100,000 shares;
•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the NASDAQ Biotechnology Index®;
•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•	the issuer of the security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE Amex (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

Annual Evaluation

The securities composing the NASDAQ Biotechnology Index® are evaluated annually in December.  Securities currently within the NASDAQ Biotechnology Index® must meet the maintenance criteria of $100 million in market capitalization and 50,000 shares average daily trading volume.  The securities included in the NASDAQ Biotechnology Index® not meeting the maintenance criteria are removed, effective after the close of trading on the third Friday of the month of review.  Index-eligible securities not currently in the NASDAQ Biotechnology Index® are added. The eligibility criteria is applied using market data through the end of October and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November. If at any time during the year other than at the review a security in the NASDAQ Biotechnology Index® no longer meets the criteria or is otherwise determined to have become ineligible, the security is removed from the NASDAQ Biotechnology Index® and will not be replaced.

Index Maintenance

In addition to the annual evaluation, the securities in the NASDAQ Biotechnology Index® are monitored every day by NASDAQ OMX with respect to changes in total shares outstanding arising from corporate events such as stock dividends, stock splits, certain spin-offs and rights issuance, or other corporate actions.  NASDAQ OMX has adopted the following weight adjustment procedures with respect to such changes.  Changes in total shares outstanding arising from stock splits, stock dividends, or spin-offs are generally made to the

FWP-13

NASDAQ Biotechnology Index® on the evening prior to the effective date of such corporate action.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the change will be made as soon as practicable.  Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December.  In either case, the index share weights for such securities included in the NASDAQ Biotechnology Index® are adjusted by the same percentage amount by which the total shares outstanding have changed in such securities included in the NASDAQ Biotechnology Index®.

Index Rebalancing

The NASDAQ Biotechnology Index® employs a modified market capitalization weighting methodology. At each quarter, the NASDAQ Biotechnology Index® is rebalanced such that the maximum weight of any security in the NASDAQ Biotechnology Index® does not exceed 8% and no more than 5 securities are at that cap. The excess weight of any capped security is distributed proportionally across the remaining securities. If after redistribution, any of the 5 highest ranked securities are weighted below 8%, these securities are not capped. Next, any remaining securities in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining securities. The process is repeated, if necessary, to derive the final weights.

The modified market capitalization weighting methodology is applied to the capitalization of each security in the NASDAQ Biotechnology Index®, using the last sale price of the security at the close of trading on the last trading day in February, May, August and November and after applying quarterly changes to the total shares outstanding. The index share weights are then calculated by multiplying the weight of the security derived above by the new market value of the NASDAQ Biotechnology Index® and dividing the modified market capitalization for each security in the NASDAQ Biotechnology Index® by its corresponding last sale price. The changes are effective after trading on the third Friday in March, June, September and December.

The following graph sets forth the historical performance of the IBB based on the daily historical closing prices from January 1, 2008 through November 23, 2015. The closing price for the IBB on November 23, 2015 was $335.92. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

FWP-14

The historical prices of the IBB should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the IBB on any Observation Date.

Quarter Begin	Quarter End	Quarterly High (Intraday)	Quarterly Low (Intraday)	Quarterly Close
1/2/2008	3/31/2008	$83.80	$69.59	$75.78
4/1/2008	6/30/2008	$80.99	$75.62	$76.84
7/1/2008	9/30/2008	$84.40	$79.30	$81.36
10/1/2008	12/31/2008	$81.54	$57.14	$71.05
1/2/2009	3/31/2009	$75.00	$58.77	$66.35
4/1/2009	6/30/2009	$73.37	$62.44	$72.76
7/1/2009	9/30/2009	$84.00	$68.69	$81.36
10/1/2009	12/31/2009	$82.55	$73.00	$81.87
1/1/2010	3/31/2010	$93.38	$80.09	$90.94
4/1/2010	6/30/2010	$92.95	$70.00	$77.57
7/1/2010	9/30/2010	$87.47	$74.54	$86.20
10/1/2010	12/31/2010	$95.00	$85.21	$93.42
1/1/2011	3/31/2011	$100.22	$91.94	$100.16
4/1/2011	6/30/2011	$110.01	$100.16	$106.66
7/1/2011	9/30/2011	$110.00	$84.00	$93.35
10/1/2011	12/31/2011	$104.90	$87.68	$104.35
1/1/2012	3/31/2012	$124.64	$104.26	$123.30
4/1/2012	6/30/2012	$130.10	$116.43	$129.96
7/1/2012	9/28/2012	$145.14	$127.50	$142.43
10/1/2012	12/31/2012	$148.50	$125.64	$137.22
1/1/2013	3/28/2013	$160.19	$139.48	$159.93
4/1/2013	6/28/2013	$186.97	$157.32	$173.88
7/1/2013	9/30/2013	$212.50	$177.22	$209.60
10/1/2013	12/31/2013	$228.11	$191.42	$227.06
1/1/2014	3/31/2014	$275.31	$222.29	$236.45
4/1/2014	6/30/2014	$259.87	$207.50	$257.03
7/1/2014	9/30/2014	$280.01	$242.36	$273.63
10/1/2014	12/31/2014	$319.12	$247.86	$303.35
1/1/2015	3/31/2015	$374.97	$298.04	$343.43
4/1/2015	6/30/2015	$385.00	$330.60	$368.97
7/1/2015	9/30/2015	$400.75	$284.16	$303.33
10/1/2015	11/23/2015*	$341.22	$292.56	$333.61

* This free writing prospectus includes information for the fourth calendar quarter of 2015 for the period from October 1, 2015 through November 23, 2015. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

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EVENTS OF DEFAULT AND ACCELERATION

If the notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the notes, the Calculation Agent will determine (i) the accelerated payment at maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus and (ii) any accrued but unpaid interest payable based on the Coupon Rate calculated using the actual number of days in the applicable coupon payment period, and on the basis of a 360-day year. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date.  If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will also be postponed by an equal number of business days.

If the notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount of notes in connection with the distribution of the notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the notes, but is under no obligation to make a market in the notes and may discontinue any market-making activities at any time without notice.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the Pricing Date, purchasers who wish to trade the notes more than three business days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

See "Supplemental Plan of Distribution (Conflicts of Interest)" on page S-59 in the prospectus supplement.

FWP-16

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, each note should be treated as a put option written by you (the “Put Option”), and a deposit with us of cash in an amount equal to the Principal Amount of the note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the accompanying prospectus supplement under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the notes, you agree to treat each note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

We will not attempt to ascertain whether the Reference Asset or any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset or one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset and entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if the Reference Asset or one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). For purposes of dividing the 5.50% annual Coupon Rate (to be determined on the Pricing Date) on the notes among interest on the Deposit and Put Premium, [●]% constitutes interest on the Deposit and [●]% constitutes Put Premium.

If the notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of coupon payments on the notes is uncertain, the entire amount of the coupon payment will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Additionally, recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to notes issued before January 1, 2016.

Foreign Account Tax Compliance Act. The IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Autocallable Yield Notes Linked
to the iShares® NASDAQ
Biotechnology ETF

November 30, 2015

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
The iShares® NASDAQ Biotechnology ETF	FWP-13
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-7
The Energy Select Sector SPDR® Fund	S-8
The Financial Select Sector SPDR® Fund	S-10
The Health Care Select Sector SPDR® Fund	S-12
The iShares® China Large-Cap ETF	S-14
The iShares® Latin America 40 ETF	S-17
The iShares® MSCI Brazil Capped ETF	S-19
The iShares® MSCI EAFE ETF	S-21
The iShares® MSCI Emerging Markets ETF	S-23
The iShares® MSCI Mexico Capped ETF	S-25
The iShares® Transportation Average ETF	S-27
The iShares® U.S. Real Estate ETF	S-28
The Market Vectors® Gold Miners ETF	S-29
The Powershares QQQ Trustsm, Series 1	S-31
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-34
The SPDR® S&P 500® ETF Trust	S-36
The Vanguard® FTSE Emerging Markets ETF	S-39
The WisdomTree® Japan Hedged Equity Fund	S-42
Additional Terms of the Notes	S-44

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58